Exhibit 99.1

Mitel Announces Intention to List on the Toronto Stock Exchange

OTTAWA, Ontario – June 6, 2012 – Mitel (Nasdaq: MITL), a leading provider of Unified Communications and Collaboration (UCC) software solutions, today announced that it has received conditional approval for a listing of its common shares on the Toronto Stock Exchange (TSX) under the symbol, “MNW”. The listing is conditional upon Mitel fulfilling the conditions of the approval. Mitel anticipates satisfying the remaining conditions to enable listing to occur and trading in the Company’s shares to commence on the TSX on or about June 27, 2012, subject to prior receipt of final listing approval from the TSX. The Company will not issue any additional shares in connection with the TSX listing. The Company will retain its listing on NASDAQ under the trading symbol “MITL.”

“The expansion of our trading to include both the NASDAQ and Toronto Stock Exchange platforms has been an objective of ours since our initial public offering in 2010,” stated Steve Spooner, chief financial officer, Mitel. “Given the appetite for technology investment on the TSX, a dual listing at this time allows us to expand our shareholder base and provides us with access to a knowledgeable investor base in Canada.”

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of applicable U.S. and Canadian securities laws. Statements that include the words “target,” “outlook,” “may,” “will,” “should,” “could,” “estimate,” “continue,” “expect,” “intend,” “plan,” “predict,” “potential,” “believe,” “project,” “anticipate” and similar statements of a forward-looking nature, or the negatives of those statements, identify forward-looking statements. Actual events could differ materially from those contemplated, expressed or implied by such forward-looking statements as a result of various risks and uncertainties. These risks are discussed in greater detail under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K. Except as required by law, Mitel is under no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mitel

Mitel Networks (NASDAQ: MITL) is a global provider of business communications solutions and services, consisting of unified communications and collaboration software applications, IP telephony platforms, mobility applications and managed and network services. Mitel enables businesses of all sizes to move beyond basic fixed telephony tools toward integrated multi-media collaboration solutions, accessible from anywhere, helping to improve performance, gain competitive advantage, and reduce costs. Mitel’s global headquarters are in Ottawa, Canada, US headquarters are in Chandler, Arizona and EMEA headquarters are in Caldicot, UK, with offices, partners, and resellers worldwide. For more information visit: http://www.mitel.com.

Mitel and the Mitel logo are registered trademarks of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

Contact Information

Amy MacLeod, 613-592-2122 x71245, amy_macleod@mitel.com

Cynthia Hiponia (investor relations), 613-592-2122 x71997, investorrelations@mitel.com